SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                           SUSPENSION
       OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

                            000-27053
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                    (Commission File Number)

                     USA RADIO NETWORK, INC.
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     (Exact name of registrant as specified in its charter)

                 2290 Springlake Road, Suite 107
                       Dallas, Texas 75234
                          972.484.3900
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common Stock, par value $.001 per share
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    (Title of each class of securities covered by this Form)

                               N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X] Rule 12g-4(a)(2)(ii)[ ] Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(1)(i) [ ] Rule 12h-3(b)(2)(ii)[ ]
Rule  12g-4(a)(2)(i)[ ] Rule 12h-3(b)(1)(ii)[ ] Rule 15d-6          [ ]

Approximate number of holders of record as of the certificate or notice date:
                    Common Stock:  Fifty (50)

     Pursuant to the requirements of the Securities Exchange Act of 1934, USA Radio Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

March 25, 2002                     USA RADIO NETWORK, INC.

                              By:  /s/ ROBERT MARLIN MADDOUX
                                  ----------------------------
                              Name:     Robert Marlin Maddoux
                              Title:    President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person.
The name and title of the person signing the form shall be typed or printed under the signature.